UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12

MASIMO CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT NO. 2
TO
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held on June 1, 2017
The date of this Supplement No. 2 is May 25, 2017
May 25, 2017
Dear Fellow Masimo Corporation Stockholder:
At the upcoming 2017 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for June 1, 2017, you are being asked to approve the Company’s 2017 Equity Incentive Plan (the “2017 Equity Plan”) (Proposal No. 5). Your Board of Directors has unanimously recommended that you vote “FOR” this proposal, and we are writing to ask for your support.
Your Board of Directors and the Compensation Committee of the Board (the “Committee”) have been fully engaged and diligent in preparing, evaluating and approving the 2017 Equity Plan, including the number of shares reserved for issuance under the 2017 Equity Plan. The Committee, with the assistance of independent compensation consultants and advisors, reviewed peer group analyses and assessed Masimo’s current and expected needs, plans and challenges as part of its evaluation. The Committee firmly believes that the ability to provide competitive equity-based compensation has been an important part of Masimo’s ability to attract talent. We also believe that the approval of the 2017 Equity Plan is critical to allowing us to continue to grow our business. Specifically, attracting and retaining key employees is critical to our ability to execute on our strategic initiatives.
2017 EQUITY PLAN KEY TERMS
As set forth in our Definitive Proxy Statement for the Annual Meeting (see pages 32 and 82-83), below are some of the key features of the 2017 Equity Plan:

•
The initial number of shares to be reserved under the 2017 Equity Plan will be no greater than the total number of shares already reserved under Masimo’s existing 2007 Equity Incentive Plan (the “Existing Plan”) as of the time the 2017 Equity Plan becomes effective.

•
Unlike the Existing Plan, the 2017 Equity Plan does not contain an annual “evergreen” provision that increases the number of shares available for issuance each year. The 2017 Equity Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of shares that may be issued subject to awards under the 2017 Equity Plan. Because the Existing Plan has an annual “evergreen” provision and the 2017 Equity Plan does not, the replacement of the Existing Plan with the 2017 Equity Plan effectively would have a long-term net effect of reducing the number of shares that will be available for issuance under the Company’s equity plans without further approval of our Board of Directors or the Committee and our stockholders.

•
Shares used to pay the exercise price of an award, any shares withheld for taxes and any shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of options will not be available again for grant under the 2017 Equity Plan.

•	The 2017 Equity Plan share reserve will also be reduced by the full amount of shares exercised pursuant to stock appreciation rights, regardless of the actual number of shares issued under the award.

•
In order to make awards that qualify for exemption from Internal Revenue Code Section 162(m), the 2017 Equity Plan includes a maximum number of shares subject to awards, and a maximum value of cash awards, that could be granted or payable in each fiscal year of the Company to any individual. The 2017 Equity Plan also includes a separate maximum number of shares subject to awards that could be granted in each fiscal year of the Company to non-employee members of the Board.

•
The 2017 Equity Plan includes the minimum vesting requirements and does not provide for automatic vesting of outstanding equity awards based solely on the occurrence of a change in control unless awards are not assumed or substituted for in connection with the change in control.

•	Stock options and stock appreciation rights granted under the 2017 Equity Plan may not be repriced without stockholder approval of an “Exchange Program” (as defined in the 2017 Equity Plan).

•
The 2017 Equity Plan permits the 2017 Equity Plan Administrator (the “Administrator”) to reduce, cancel and/or recoup awards granted under the 2017 Equity Plan upon the occurrence of certain events such as conduct by a participant that is detrimental to the business or reputation of the Company.

•
The 2017 Equity Plan permits the Administrator to exercise negative discretion to reduce or eliminate the amount of the performance units, performance shares or performance bonuses earned by a participant if, in the Administrator’s sole discretion, such reduction or elimination is appropriate.

•	The 2017 Equity Plan does not provide for, or authorize, any tax gross-ups.
GLASS LEWIS AND ISS
Glass, Lewis & Co., Inc. has recommended that its clients vote “FOR” the 2017 Equity Plan (Proposal No. 5). However, Institutional Shareholder Services Inc. (“ISS”) has recommended that its clients vote “FOR” all of the proposals included in the Proxy Statement, including “say-on-pay,” except for approval of the 2017 Equity Plan.
ISS recommended a vote against Proposal No. 5 primarily based on its assessment of the plan cost, three-year average burn rate and providing discretion to the Committee to accelerate vesting of equity awards.
These supplemental proxy materials are filed with the Securities and Exchange Commission (the “SEC”) and made available to our stockholders solely for the purpose of addressing the ISS recommendation with respect to Proposal No. 5.
Plan Cost and Burn Rate
As part of its analysis, ISS included in its plan cost and burn rate calculations a restricted stock unit award for 2.7 million shares of common stock granted to our Chairman and Chief Executive Officer (“CEO”) in November 2015 (the “RSU Award”). We believe it is important for our stockholders to understand the terms of, and circumstances around, the RSU Award. First, as you may recall, the RSU Award will only vest and result in realizable value to our CEO in the event of a Change in Control or other Qualifying Termination (as defined in our CEO’s employment agreement). Second, the RSU Award was considered a one-time grant under the circumstances and was issued as part of a significant set of amendments designed to reduce the total cost of our CEO’s prior employment agreement to Masimo. Therefore, we believe that the RSU Award is not indicative of Masimo’s historical burn rate or appropriate to include in assessing Masimo’s burn rate. Excluding the RSU Award, the three-year burn rate would be 2.63%, rather than the 7.01% indicated in the ISS report. Notably, 2.63% is approximately 50% below the ISS stated benchmark of 5.38%, which indicates that Masimo’s normal historical equity grant activity has been low relative to the ISS benchmark.
In addition, we believe that in calculating the plan cost, ISS assumed that all of the shares reserved under the 2017 Equity Plan will be issued as full value awards (e.g., restricted stock units). However, as discussed in the Proxy Statement (page 32), if the 2017 Equity Plan is approved by our stockholders at the Annual Meeting, the fiscal 2017 equity awards to be granted to our executive officers, including our CEO and other named executive officers, pursuant to the 2017 Equity Plan will consist of a mix of both stock options and performance-based restricted stock units. The use of stock options for future awards will reduce the plan cost as calculated by ISS.

Discretion to Accelerate Vesting
Finally, ISS expressed a concern that the Committee has discretion to accelerate the vesting of equity awards granted under the 2017 Equity Plan. Although the Committee intends to use this discretion to accelerate vesting under limited circumstances, if at all, the Committee believes that having this flexibility is important for Masimo as a general matter. Significantly, the Committee has had broad discretion to accelerate vesting of awards granted under the Existing Plan since Masimo’s IPO nearly 10 years ago and has never, during this 10-year period, elected to exercise its discretion to accelerate the vesting of any equity awards. We believe this shows that the Committee would use its discretion to accelerate vesting under the 2017 Equity Plan judiciously, if at all, and only in cases where the Committee believed it was in the best interests of the Company.
CONCLUSION
Equity compensation is a central part of Masimo’s compensation philosophy. We endeavor to balance recruitment and retention of key employees with affordability for Masimo. If our stockholders do not approve the 2017 Equity Plan, the 2017 Equity Plan will not become effective. In that case, although the Existing Plan will continue to be administered in its current form, it will expire in August 2017. After that time, we will not be able to continue to utilize equity incentives, which we believe are a key element of our ability to attract, motivate and retain executive talent, key engineers, sales representatives, clinical specialists and other key personnel. Competition for qualified personnel in our industry is significant. As competition for senior management, engineers and field sales personnel intensifies, we may not be able to attract, motivate and retain our personnel without an equity-based incentive compensation plan.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RESOLUTION TO APPROVE PROPOSAL NO. 5.
Additional Information
If you have already submitted your proxy for the Annual Meeting and wish to revoke or change your vote, you may do so at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by (i) submitting another properly completed and executed proxy card with a later date, (ii) submitting a new proxy through the internet or by telephone (1-800-652-VOTE) (your latest internet or telephone instructions submitted prior to the deadline will be followed), (iii) sending a written notice that you are revoking your proxy to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, or (iv) attending the Annual Meeting and voting in person. However, simply attending the Annual Meeting will not, by itself, revoke your proxy. Proxies which have already been submitted, and which are not subsequently revoked or changed as described above, will be voted at the Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement.
Except as described in this Supplement No. 2, the information disclosed in the Proxy Statement, as supplemented by the Supplement to the Proxy Statement filed with the SEC on May 24, 2017 (“Supplement No. 1”), continues to apply. To the extent that information in this Supplement No. 2 differs from information disclosed in the Proxy Statement or Supplement No. 1, the information in this Supplement No. 2 applies. The Proxy Statement, Supplement No. 1 and this Supplement No. 2 have been filed with the SEC and are also available on our website at http://www.masimo.com/About-Masimo/investors/. You may also obtain a copy of our 2016 annual report without charge by sending a written request to Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.

Sincerely,
Compensation Committee of the Masimo Corporation Board of Directors

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